EXHIBIT 99

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DRAFT FOR APPROVAL	Contact: Ernest J. Newborn, II
U.S.I. Holdings Corporation 415-263-2105 ernest.newborn@usi.biz

U.S.I. Holdings Corporation Appoints Two New Independent Directors

San Francisco, CA – November 15, 2002 – U.S.I. Holdings Corporation (“USI”), (NASDAQ:USIH) today announced that its Board of Directors has unanimously elected Messrs. Robert F. Wright and Thomas A. Hayes as new independent Directors of the Company. Mr. Hayes will chair USI’s Compensation Committee and Mr. Wright will chair USI’s Audit Committee.

Mr. Hayes is a vice president with KMK Consulting Company, LLC. He has 25 years of experience in the property casualty insurance industry. Prior to joining KMK, Mr. Hayes served as executive vice president and chief operating officer of Ohio Casualty Group. Additionally, Mr. Hayes spent 23 years in various senior management positions, including president of the Commercial Division of Great American Insurance Company, a subsidiary of American Financial Group. Mr. Hayes currently serves as Director for Infinity Property and Casualty Corporation and is a member of the American Institute for Chartered Property and Casualty Underwriters. He also served as former chairman of The National Council on Compensation Insurance.

Mr. Wright is president of business consultancy Robert F. Wright Associates, Inc. Prior to founding his company in 1998, Mr. Wright served as a senior partner with Arthur Andersen LLP. Mr. Wright currently serves as Director for Universal American Financial Corp., The Navigators Group, Inc. and U.S. Timberlands Company, L.P. Additionally, he is a member of the New York State Society of CPAs, the American Institute of CPAs and the National Association of Corporate Directors.

Commenting on the announcement, USI Chairman, President and CEO, David L. Eslick stated, “I am very pleased that Bob and Tom have accepted appointments as independent Directors of our Board. The depth and diversity of their experience will be a tremendous asset to me personally, our management team and to our shareholders.”

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to small and mid-sized businesses throughout the United States. USI is headquartered in San Francisco and operates out of 58 offices in 20 states.